Exhibit 21.1

Exhibit 21.1
Subsidiaries of the Company
Hypercom Corporation

List of Subsidiaries

	Name of Entity	Jurisdiction of Organization
1.	Hypercom U.S.A., Inc.	Delaware
2.	HBNet, Inc.	Arizona
3.	Hypercom EMEA, Inc.	Arizona
4.	Hypercom GEL, Inc.	Arizona
5.	Hypercom Manufacturing Resources, Inc.	Arizona
6.	Hypercom Latino America, Inc.	Arizona
7.	HBNet Canada Ltd.	Canada
8.	Hypercom de Mexico, S.A. de C.V.	Mexico
9.	Hypercom de Chile, S.A.	Chile
10.	Netset Chile, S.A.	Chile
11.	Hypercom Argentina S.A.	Argentina
12.	Hypercom de Venezuela C.A.	Venezuela
13.	Hypercom Colombia	Colombia
14.	Hypercom do Brasil Industria e Comercio Limitada	Brazil
15.	Hypercom do Brasil Comercial Limitada	Brazil
16.	Netset SP Tecnologia e Servicos em Teleinformatica Limitada	Brazil
17.	Hypercom GmbH	Germany
18.	Hypercom France S.A.R.L.	France
19.	Hypercom Financial Terminals AB	Sweden
20.	Hypercom Hungary KFT	Hungary
21.	Hypercom EMEA Ltd.	United Kingdom
22	Hypercom Italia S.r.l.	Italy
23.	Hypercom Australia Pty., Ltd.	Australia
24.	Hypercom Far East Ltd.	Hong Kong
25.	Hypercom Asia Ltd.	Hong Kong
26.	Hypercom Asia (Singapore) Pte. Ltd.	Singapore
27.	Hypercom (Thailand) Co., Ltd.	Thailand
28.	Hypercom Trading (Shanghai) Co. Ltd.	China
29.	Hypercom Electronic Manufacturing (Shenzhen) Co. Ltd.	China
30.	Hypercom China Co. Ltd.	Hong Kong
31.	Hypercom Asia Services Ltd.	Hong Kong
32.	Hypercom Transaction Services, LLC	Arizona